Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Fourth Quarter Results and Cash Dividend
Torrance, California — April 16, 2009 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced fourth quarter and year-end results for the period ended January 31, 2009, as well as the declaration of a quarterly cash dividend in the following letter to stockholders from Robert A. Virtue, President and CEO:
Under the best of circumstances it’s a challenge to achieve the proper balance between profit, cash flows, a healthy balance sheet, appropriate strategic investment, and corporate citizenship. Maximizing one requires trade-offs with some or all of the others, and market conditions rarely provide an unconstrained set of options. Under difficult conditions such choices become even more crucial because operating cushions are thin or non-existent.
Confronted with historically difficult conditions in 2008, we chose to maximize our strategic investments and the strength of our balance sheet. As a consequence profit and cash flows were reduced. Looking forward, we believe we made the correct choices. Conditions in our market seem likely to favor suppliers with high liquidity, broad product assortments, a reliable track record, and the proven ability to develop new products organically.
As this report goes to press we may also have passed the bottom of our own trough, with incoming orders through the first 8 weeks of fiscal 2009 up 5% compared to the same period last year. Having recently extended our $65,000,000 credit facility with Wells Fargo Bank through March of 2011, we have the liquidity to pursue our long-term strategic objectives. Our globally-competitive domestic factories continue to gain market share with a combination of price, performance and quality. Most importantly, we’re gratified that achieving this position required neither layoffs nor restructuring charges, and that we were able to continue our cash dividend and share repurchase programs through a very challenging period.
Here are the numbers for the 4th quarter and the full year:

	Three Months Ended		Twelve Months Ended
	1/31/2009	1/31/2008	1/31/2009	1/31/2008
	(In thousands, except share data)

Sales	$27,727	$32,535	$212,003	$229,565
Cost of sales	19,062	22,076	143,402	145,901

Gross margin	8,665	10,459	68,601	83,664

Selling, general administrative & others	14,710	13,894	67,092	71,472

Income (loss) before taxes	(6,045)	(3,435)	1,509	12,192
Income tax provision (benefit)	(2,819)	(285)	299	(10,027)

Net income (loss)	$(3,226)	$(3,150)	$1,210	$22,219

Cash dividend declared	$0.025	$0.025	$0.10	$0.025

Net income (loss) per share - basic (a)	$(0.23)	$(0.22)	$0.08	$1.54

Net income (loss) per share - diluted (a)	$(0.23)	$(0.22)	$0.08	1.53

Weighted average shares outstanding - basic	14,242	14,416	14,390	14,401
Weighted average shares outstanding - diluted	14,296	14,562	14,434	14,539

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	1/31/2009	1/31/2008
Current assets	$57,799	$66,664
Non-current assets	60,276	60,521
Current liabilities	27,664	33,908
Non-current liabilities	24,248	21,129
Stockholders’ equity	66,163	72,148
Six years ago we embarked on a new strategic course called Equipment for Educators™. This strategy envisioned transforming Virco from a pure manufacturer of moveable classroom furniture (estimated market size $400,000,000) to a more diversified manufacturer and distributor of the full product assortment of educational furniture, fixtures and equipment (estimated market size $800,000,000 — $1,000,000,000).
This transformation continues to be a successful work in progress. As stated in our interim press release of February 13, 2009, four major elements of our business — balance sheet, order rates, operating costs and customer relationships — remain gratifyingly stable despite the present recession. Perhaps most importantly, we believe our Equipment for Educators business model is appropriately aligned with the evolving needs of our public and private school customers, and that our cost structure is properly scaled to current demand while providing sufficient scope for expansion as the economy improves. We required neither layoffs nor restructuring charges to achieve this balance, and we don’t anticipate any such actions in fiscal 2009.
Since the February 13 press release, our financial condition has remained strong. In terms of financing, we:
•	Ended fiscal 2008 with no bank debt;

•	Extended our $65,000,000 credit facility with Wells Fargo Bank through March of 2011, giving us sufficient liquidity to pursue strategic initiatives and take advantage of attractive opportunities;

•	Used our domestically-centered supply chain to reduce year-end inventories by over $10,000,000 without depriving our customers of choice or reliability;

•	Returned $2,395,000 to stockholders through cash dividends and share repurchases despite the recession; and

•	Invested $5,000,000 in new products, services and partnerships to better serve public and private educators at every grade level.
Order rates have also improved since their low ebb in mid-winter. Highlights from our market include:
•	Incoming orders through 8 weeks of fiscal 2009 are up 5%;

•	Backlog is up 15%;

•	Shipments-plus-backlog (our most accurate early-season metric for full-year results) is up 6%;

•	Market response to our new products continues to be strong, with recent releases such as Metaphor® and Telos® seating and Text™ tables all exceeding forecasts;

•	We extended our nationwide U.S. Communities purchasing contract through 2011;

•	We welcomed Wenger® and Interior Concepts™ to our growing team of contract partners; and

•	The popularity of our PlanSCAPE® project management service continued to grow as more educators in more regions of the country benefited from its combination of professional expertise, product assortment, and competitive pricing.
Operating costs remain appropriately matched to order rates. As anticipated in February, we are now running voluntary overtime in all of our domestic factories. Highlights from operations include:
•	Our response to the early signs of recession allowed us to balance output, inventory and staffing levels without the need for layoffs or restructuring charges;

•	Last summer’s spike in raw material costs seems unlikely to recur, offering potential margin improvement in 2009;

•	The current upturn in order rates and a related increase in factory output offer further potential for improved overhead absorption in 2009;

•	Our experienced workforce remains intact and highly motivated; and

•	Our domestic factories are operating at global standards while reducing risk and offering fast, flexible customer response.
Finally, we remain strongly focused on serving the furniture and equipment needs of educators as they manage their own budgetary challenges. In particular, we are:
•	Passing on lower raw material costs in the form of lower product pricing;

•	Expanding our recycling and Take Back stewardship programs to help “close the loop” when furniture reaches the end of its service life;

•	Taking a proactive role in conforming with new safety and quality regulations such as the Consumer Product Safety Improvement Act of 2008 (CPSIA);

•	Continuing our support of professional organizations such as: the Association of School Business Officials (ASBO); the National Association of Elementary School Principals (NAESP); the National Association of Secondary School Principals (NASSP); and the U.S. Communities Government Purchasing Alliance; and

•	Aggressively developing new products and services to support the full array of traditional and evolving educational environments.
Given these positive trends, and following a review of our current financial position and estimated future cash requirements, I am also pleased to announce a quarterly cash dividend of $0.025 per share, payable on June 2, 2009 to stockholders of record on May 2, 2009.
As always we thank our stockholders, employees, customers and many partners for your support during 2008. It may be that we took our recession hits early. If so, we look forward to delivering better results in 2009. If not, we will continue balancing our strict operating controls with strategic investments in the long-term belief that America will always see education as the surest path to a better future.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our materials filed with the Securities and Exchange Commission, including our Report on Form 10K for the year ended January 31, 2009 being filed today, for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing